Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow
Jones, Investor Relations Service

October 22, 2008	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION REPORTS EARNINGS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) reports net income for the quarter ended September 30, 2008 of $4.3 million, down $78 thousand or 1.8% as compared to the most recent quarter ending June 30, 2008. Earnings per share, on a diluted basis, declined $.01 from $.32 to $.31, representing a decline of 3.1%. Return on average assets and return on average equity were .71% and 7.87%, respectively. These results were largely attributable to increased provisions for loan losses partially offset by lower funding costs, gains from the sale of bank owned property and other increases in noninterest income.

“Any comments on the third quarter results for Union Bankshares seem insignificant when compared with recent industry-changing news of rescue packages, the U. S. Treasury’s guaranteeing money market mutual funds, the Federal Reserve’s taking ownership of the world’s largest insurance company, the remaining two largest investment banks’ becoming bank holding companies, and the U.S. Treasury’s potentially taking a significant ownership position in many U.S. banks, including the nine largest,” said G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation. “We know the operating environment for financial institutions has changed. We do not yet know how the changes will shape the future landscape of our industry.

Considering the state of the national and our marketplace economies, Union Bankshares had a good quarter. I am pleased to report all of our subsidiaries were profitable for the quarter and net income was equal to our second quarter results. Earnings, when compared to last year, are lower, but reflective of reduced economic activity and increased credit costs associated with the weakened economy.

Loan growth was slowed both by design and as a result of decreased economic activity during the quarter. Liquidity concerns dominated the banking landscape and deposit growth remained a challenge for a myriad of reasons, but our third quarter results reflected positive deposit growth. We increased our provision for loan losses to reflect both the analysis of our loan portfolio and the studied expectation that economic weakness will continue for at least the next eighteen months.”

For the three months ended September 30, 2008 net income was $4.3 million, down 20.6% from $5.4 million for the same quarter in 2007. Earnings per share, on a diluted basis, decreased $.09, or 22.5%, to $.31 from $.40 for the same quarter a year ago. Return on average equity for the quarter ended September 30, 2008 was 7.87%, while return on average assets for the same period was 0.71%, compared to 10.32% and .97%, respectively, for the prior year’s same quarter.

This year to year decline was largely the result of increased provisions for loan losses, the costs associated with the purchase of six bank branches, effective September 7, 2007, the opening of one de novo branch and nonrecurring expenses related to merging affiliate banks. These increased expenses were partially offset by gains from the sale of bank owned property, increased profitability in the mortgage segment and growth in service charge income on deposit accounts. The six purchased branches and the de novo branch are referred to collectively herein as the “new branches”.

For the nine months ended September 30, 2008 net income was $12.2 million down $3.9 million, or 24.2%, from $16.1 million compared to the same period a year ago. This decline represents a decrease in earnings per share, on a diluted basis, of $.29, or 24.2%, from $1.20 to $.91. Return on average equity for the nine months ended September 30, 2008 was 7.61%, while return on average assets was .70%, compared to 10.59% and 1.01%, respectively, for the same period in 2007. The decrease was partially related to increased provisions for loan losses, noninterest expenses associated with the purchase of new branches, partially offset by gains from the sale of bank owned property, increased profitability in the mortgage segment and growth in service charge income on deposit accounts.

As a supplement to U.S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Diluted earnings per share on a cash basis for the quarter ended September 30, 2008 were $.34 as compared to $.42 for the same quarter a year ago and $.35 for the quarter ended June 30, 2008. Additionally, cash basis return on average tangible equity for the quarter ended September 30, 2008 was 12.26% as compared to 15.90% in the prior year’s third quarter and 12.64% for the quarter ended June 30, 2008.

NET INTEREST INCOME

The targeted Federal funds rate was maintained at 2.00% from April 30, 2008 through September 30, 2008 by the Federal Open Market Committee (“FOMC”) of the Federal Reserve Board of Governors. That rate remained unchanged until a coordinated effort, on October 8, 2008, among major central banks cut that rate an additional 50 basis points. The economic events and financial turmoil of the months leading up to this coordinated rate cut have placed stress on deposit pricing and competition for those deposits, both having an impact on the Company’s net interest margin.

On a linked quarter basis, net interest income, on a tax-equivalent basis, increased $497 thousand, or 2.4%, to $21.1 million. The tax-equivalent net interest margin declined 3 basis points to 3.89% from 3.92% over the most recent quarter. Contributing to this decline was a slight decrease in earning asset yields as compared to costs associated with the funding of those assets. Additionally, increased volumes in money market savings accounts amid a decline in checking accounts and demand deposits put pressure on the net interest margin. Total average interest-bearing liabilities increased $50.2 million and the related cost declined 5 basis points to 2.91%. Total average interest-earning asset yields declined 6 basis points to 6.42% on increased total average earning-asset volumes of $44.9 million.

For the three months ended September 30, 2008, net interest income, on a tax-equivalent basis, increased $1.0 million, or 5.1%, to $21.1 million compared to the same period last year. This increase in net interest income was achieved despite a decline in the net interest margin of 18 basis points, from 4.07% to 3.89%. This net interest margin decline was partially attributable to the inability of increased loan volumes to cover the decline in loan yields despite a reduction in the cost of funds during this period. Yields on average earning-assets declined 107 basis points and the cost of interest-bearing liabilities declined 108 basis points. The increase in net interest income was primarily driven by increased loan volume and lower cost of borrowings and certificates of deposit greater than $100 thousand. Of the increase in funding sources, average money market volumes increased $114.8 million, certificates of deposit less than $100 thousand increased $50.3 million and other borrowings increased $50.6 million partially offset by lower demand deposit volumes of $10.5 million.

For the nine months ended September 30, 2008, net interest income, on a tax-equivalent basis, increased by $2.8 million, or 4.7%, to $61.7 million compared to the same period last year. This increase in net interest income was achieved despite a decline in the net interest margin of 23 basis points, from 4.12% to 3.89%.

This net interest margin decline was partially attributable to the decline in yields on earning-assets as compared to costs of interest-bearing liabilities. Yields on earning-assets declined 89 basis points and the cost of interest-bearing liabilities declined 83 basis points. Additional pressure on the net interest margin related to lower yields on earning assets had a greater impact than the increase in loan volumes despite lower costs to fund those loans during this period. The increase in net interest income was principally due to favorable loan volumes, lower costs of certificates of deposit greater than $100 thousand and lower costs associated with borrowings.

A variety of investment and funding activity occurred during 2007 and is stated herein for comparative purposes. For the nine months ended September 30, 2007, approximately $8.0 million ($6.2 million during the first quarter and $1.8 million during the second quarter) of investment securities were called by the issuers resulting in gains of $508 thousand ($301 thousand during the first quarter and $207 thousand during the second quarter). The proceeds from these calls combined with additional funds were used to pay off approximately $15.0 million of higher cost (6.3%) Federal Home Loan Bank (“FHLB”) advances. Penalties of approximately $513 thousand ($316 thousand during the first quarter and $197 thousand during the second quarter) associated with the early payoff of these advances have been reflected as an interest expense adjustment in the net interest income for the nine months ended September 30, 2007. Absent this interest expense adjustment, the net interest margin would have been 4.16%, instead of 4.12%, for the nine months ending September 30, 2007.

ASSET QUALITY/LOAN LOSS PROVISION

Industry concerns over asset quality, precipitated by issues related to subprime mortgage lending, declining real estate activity and general economic conditions, continued to increase during the third quarter. The impact of these concerns has begun to be reflected in the economic markets in which the Company operates, principally through slowing real estate activity. The Company has a significant concentration in real estate loans. Although the Company has experienced reduced activity in that sector, the markets in which the Company operates remain relatively stable with no significant deterioration in the quality of the Company’s loan portfolio. The Company’s loan portfolio does not include exposure to subprime mortgage loans. Residential acquisition and development lending and builder/construction lending have been scaled back as housing activity across our markets has declined. Several new nonperforming loans have come out of those portfolios and are being worked vigorously. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential real estate, and adjust the allowance for loan losses accordingly.

Despite increasing industry concerns over credit issues and an increase in loan losses, the Company’s asset quality remains strong. Net charge-offs were $897 thousand, or 0.19% of loans, for the quarter ended September 30, 2008, compared to net charge-offs of $229 thousand, or 0.05%, in the same quarter last year and $478 thousand, or 0.11%, for the quarter ended June 30, 2008. These charge-offs in the current quarter principally related to indirect auto lending of $303 thousand and residential real estate of $208 thousand. As of September 30, 2008, total past due loans were $12.1 million, or 0.65%, of total gross loans, up from 0.46% at September 30, 2007. At September 30, 2008, nonperforming assets totaled $17.1 million, including a single credit relationship totaling $7.0 million. Excluding this single credit relationship, total nonperforming assets increased $9.0 million since September 30, 2007 and $7.3 million since December 31, 2007. Net nonperforming assets increased $4.3 million during the third quarter of 2008. This third quarter increase was related to one acquisition and development relationship and one residential home building relationship, respectively. The second quarter increase was $2.2 million and primarily related to one commercial relationship operating in a construction-related industry. The remaining increase of $748 thousand occurred during the first quarter of 2008. The Company continues to closely monitor exposure in its loan portfolio, particularly in acquisition and development and residential construction relationships.

The Company entered into a workout agreement with the borrower in the aforementioned $7.0 million single credit relationship during March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. During the first quarter of 2007, such equity was extracted from this relationship, reducing nonperforming assets totals on this relationship from $10.6 million as of December 31, 2006 to $7.9 million, and resulting in the recapture of $750 thousand in specific reserves. In the second quarter of 2007, approximately $400 thousand of this relationship returned to accrual status, further reducing the nonperforming balance to $7.5 million as of the end of June 30, 2007. This balance has been further reduced, due to payments from the borrower, to $7.0 million at September 30, 2008. Despite the lengthy nature of this workout, the Company continues to work with the borrower toward a resolution of the affiliated loans and anticipates this workout will result in further reductions of the Company’s overall exposure to the borrower. The loans to this relationship continue to be secured by real estate (two assisted living facilities).

For the quarter ended September 30, 2008, the provision for loan losses increased $3.2 million from September 30, 2007. On a linked quarter basis, the provision for loan losses increased $2.0 million. The provision for loan losses increased $7.1 million for the nine months ending September 30, 2008 compared to the same period a year ago. During the first quarter of 2007, the Company recaptured $750 thousand in provision for loan losses due to the reduction in the estimated loss exposure on a non-performing loan to a single credit relationship. Absent this recapture, the increase in the provision for loan losses was $6.3 million. The increases in the provision for loan losses and the current levels in the allowance for loan losses reflect continued loan growth, charge-off and delinquency trends, uncertainty with regard to general economic and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

For the three months ended September 30, 2008, noninterest income increased $2.8 million, or 45.1%, from $6.3 million to $9.1 million compared to last year’s same quarter. This increase includes gains on the sales of two parcels of bank owned real estate totaling approximately $1.4 million. Additionally, this increase also reflects an increase in mortgage segment revenue of approximately $766 thousand and an increase of $458 thousand in revenue from service charges on deposit accounts (primarily overdraft and returned check fees) from the same quarter a year ago. For comparative purposes during the three months ended September 30, 2007, the Company recorded a gain of $324 thousand from the sale of its former operations center.

On a linked quarter basis, noninterest income increased $1.5 million, or 19.0%, to $9.1 million from $7.7 million for the quarter ended June 30, 2008. This increase includes the aforementioned gains on the sales of two parcels of bank owned real estate totaling approximately $1.7 million. Additionally, the Company had lower mortgage segment revenue as gains on sales of loans decreased by approximately $389 thousand from the prior quarter. Absent this third quarter real estate gain and gains on mortgage loan sales, noninterest income increased approximately $76 thousand, or 1.7%, from the quarter ended June 30, 2008.

For the nine months ended September 30, 2008, noninterest income increased $5.4 million, or 28.9%, to $24.1 million from $18.7 million for the same period in 2007. This increase included gains from the sale of mortgage loans of approximately $2.5 million, increased revenue of $1.3 million from service charges on deposit accounts and gains from sales of bank owned real estate totaling approximately $1.6 million over the same period a year ago.

During the first nine months of 2008, the Commonwealth of Virginia, exercising its eminent domain rights, acquired bank owned real estate for a public easement, which resulted in a gain of $127 thousand. The initial public offering of Visa, Inc. common stock during March 2008 resulted in the mandatory redemption of certain classes of common stock to financial institution members of Visa U.S.A. The Company recorded a gain of $198 thousand relating to this redemption of its member banks’ Visa, Inc. common stock. Additionally during the third quarter of 2008, the Company sold two parcels of bank owned real estate resulting in gains of approximately $1.8 million. For comparative purposes during the same period in 2007, the Company recorded a gain of $508 thousand on sales of trust preferred securities called by the issuer and a gain of $324 thousand from the sale of its former operations center. Absent these real estate and securities gain transactions and mortgage segment revenue during the nine month period ended September 30, 2008 and 2007, noninterest income increased $1.7 million, or 14.5%, compared to the same period in 2007.

For comparative purposes, noninterest income for the nine months ended September 30, 2008 and 2007 included income associated with the purchase of six bank branches since their September 2007 purchase date. It also includes the opening of one de novo bank branch in December 2007. The purchased six bank branches contributed approximately $16 thousand of noninterest income during the year and for the quarter ending September 30, 2007. During the first nine months of 2008, these new branches contributed $309 thousand toward the increase in noninterest income. Absent the noninterest income associated with the new branches, real estate and securities gain transactions and mortgage operations during the nine month period ended September 30, 2008 and 2007, noninterest income increased approximately $1.4 million, or 11.9% compared to the same nine month period ended September 30, 2007.

NONINTEREST EXPENSE

For the three months ended September 30, 2008, noninterest expense increased $2.1 million, or 11.9%, to $20.1 million over the same quarter a year ago, primarily related to increases in salaries and benefits, the new branches and mortgage segment operations. Salaries and benefits increased $1.8 million for the three months ended September 30, 2008 as compared to the same quarter a year ago. Of the $1.8 million increase, $1.1 million related to normal compensation increases and profit sharing expenses, $397 thousand was incurred at the mortgage segment related to commissions on increased loan production, and $296 thousand related to employees at the new branches. Occupancy expenses increased $195 thousand of which $109 thousand related to the new branches. Other operating expenses and furniture and equipment expenses increased $91 thousand and $29 thousand, respectively. Excluding the new branches and mortgage segment operations the increase in noninterest expense was approximately $1.2 million, or 8.0%, from the same quarter a year ago.

On a linked quarter basis, noninterest expense increased by $75 thousand, or 0.4%, to $20.1 million for the three months ended September 30, 2008. Salaries and benefits expenses declined $233 thousand, or 2.1%, primarily attributable to lower mortgage segment commissions, but were offset by increased other operating expenses of $262 thousand, including $143 thousand related to exhausting Federal Deposit Insurance Corporation (“FDIC”) insurance assessment credits during the quarter. Occupancy expenses and furniture and equipment expenses increased $36 thousand and $10 thousand, respectively. Without the expenses associated with the new branches and mortgage segment operations, noninterest expenses increased $503 thousand, or 3.1%, over the prior quarter.

For the nine months ended September 30, 2008, noninterest expense increased by $6.5 million, or 12.1%, to $60.1 million compared to the nine months ended September 30, 2007. Increases in salaries and benefits of $4.6 million, or 16.0%, were primarily attributable to increased mortgage segment commissions of $1.5 million as well as additional personnel in the new branches and normal compensation increases. Occupancy expenses increased $809 thousand, or 18.5%, and were principally attributable to increased facilities costs associated with the Company’s new operations center and the new branches. Some of these increased costs included depreciation, rental expenses and, to a lesser extent, utility costs. Operating expenses increased $837 thousand, or 4.9%, and principally related to ongoing infrastructure enhancements to support the Company’s continued growth as well as higher FDIC insurance costs due to exhausting assessment credits. Infrastructure enhancements included such things as Voice-over Internet Protocol and the associated hardware and software to support this technology. Approximately $269 thousand of operating expenses related to conversion costs incurred to merge an affiliate bank. Furniture and equipment expenses increased $229 thousand, or 6.5%, and were attributable to the related depreciation of the new branches and the new operations center.

For comparative purposes, noninterest expense for the nine months ended September 30, 2008 and 2007 includes expense associated with the purchase of six bank branches acquired in September 2007, and the opening of one de novo bank branch in December 2007. These new branches contributed approximately $192 thousand of noninterest expense during the month of September in 2007. During the first nine months of 2008, these new branches contributed $928 thousand toward the increase in salaries and benefits, $392 thousand in occupancy expenses, $256 thousand in other operating expenses and $171 thousand in furniture and equipments expenses. Absent the noninterest expense associated with the new branches, merger-related costs, and mortgage segment expenses, noninterest expense increased approximately $2.6 million, or 5.7%, over the same nine month period ended September 30, 2007.

BALANCE SHEET

At September 30, 2008, total assets were approximately $2.4 billion compared to $2.2 billion and $2.3 billion at September 30, 2007 and December 31, 2007, respectively. Net loans increased $176.1 million, or 10.6%, from September 30, 2007, and increased $112.8 million, or 6.5% from December 31, 2007. The year over year increase in loan growth was spread among consumer and commercial loan portfolios. Total cash and cash equivalents increased $34.1 million to $84.5 million at September 30, 2008 from $50.5 million a year ago, and increased $26.2 million from $58.3 million at December 31, 2007. This increase was in Federal funds sold and represented excess liquidity from an FHLB advance. Deposits increased $151.8 million, or 9.1%, and $154.6 million, or 9.3%, from September 30, 2007 and December 31, 2007, respectively, primarily due to increases in money market accounts and the issuance of approximately $81.7 million in brokered certificates of deposit. Total borrowings (including repurchase agreements) increased $71.8 million from September 30, 2007, but decreased by $10.9 million from December 31, 2007 to $401.8 million at September 30, 2008. The Company’s equity to assets ratio was 8.74% at September 30, 2008. The Company’s current strategic plan includes a targeted equity to asset ratio between 8% and 9%.

While not immune from the effects of weakening economic conditions, the Company remains focused on maintaining adequate levels of liquidity and capital during this challenging environment, and believes its sound risk management practices in underwriting and lending will enable it to successfully weather this period of economic uncertainty.

SEGMENT INFORMATION

Mortgage Segment

For the three months ended September 30, 2008, the mortgage segment reported net income of $75 thousand, a $246 thousand increase from $171 thousand net loss for the same quarter in 2007. Originations increased 18.3% from the same period last year, resulting in an increase in loan revenue of $768 thousand driven by loan origination growth within core market areas. Total noninterest expenses increased $469 thousand. Of this increase, $397 thousand related to salaries and benefits, a function of increased commission expense resulting from higher loan originations. Other operating expenses increased $44 thousand principally as a result of other costs related to increased loan growth and the addition of new branch offices.

On a linked quarter basis, mortgage segment net income declined by $13 thousand from net income of $88 thousand in the second quarter of 2008 to net income of $75 thousand. Revenue from the sale of loans declined $396 thousand, or 12.4%, while originations fell 18.6%. Salaries and benefits declined $455 thousand correlating to the decrease in originations. Operating expenses and furniture and equipment expenses each increased $41 thousand and $8 thousand, respectively, from the prior quarter. Occupancy expenses declined $23 thousand, principally due to lower maintenance costs.

For the nine months ended September 30, 2008, mortgage segment net income increased by $606 thousand from a net loss of $473 thousand to net income of $133 thousand. Revenue from the sale of loans increased $2.5 million, or 38.1%, as a result of revised fee schedules, consumer demand for loans with increased profit margins and an increase in originations of 21.1%. Salaries and benefits increased $1.5 million, principally due to commissions and other expenses related to increased loan originations. Operating and occupancy costs increased $119 thousand and $93 thousand, respectively, while furniture and equipment costs increased $36 thousand. These costs were largely driven by origination growth and additions to the branch office network.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (38 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the cities of Fredericksburg and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); Rappahannock National Bank (7 locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester) and Bay Community Bank (4 locations in Williamsburg, Newport News and Grafton). Union Bank and Trust Company also operates a loan production office in Manassas. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On March 14, 2008, the Company completed the previously announced merger of its Prosperity Bank & Trust Company affiliate into Union Bank and Trust Company (“Union Bank”).

On May 28, 2008, the Company announced that its affiliate Bay Community Bank will merge into its largest bank affiliate, Union Bank. The projected completion date of the merger is October 31, 2008.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Nine Months Ended
	09/30/08	09/30/07	06/30/08	09/30/08	09/30/07
Results of Operations
Interest and dividend income	$34,012	$36,251	$33,308	$102,190	$105,007
Interest expense	13,758	16,903	13,480	42,983	48,278

Net interest income	20,254	19,348	19,828	59,207	56,729
Provision for loan losses	3,667	432	1,676	6,943	(113)

Net interest income after provision for loan losses	16,587	18,916	18,152	52,264	56,842
Noninterest income	9,113	6,282	7,656	24,117	18,703
Noninterest expenses	20,109	17,978	20,034	60,076	53,603

Income before income taxes	5,591	7,220	5,774	16,305	21,942
Income tax expense	1,336	1,863	1,441	4,065	5,796

Net income	$4,255	$5,357	$4,333	$12,240	$16,146

Interest earned on loans (FTE)	$30,610	$32,644	$29,857	$91,855	$94,363
Interest earned on securities (FTE)	4,273	4,099	4,248	12,740	12,105
Interest earned on earning assets (FTE)	34,903	37,020	34,127	104,699	107,227
Net interest income (FTE)	21,144	20,116	20,647	61,715	58,951
Interest expense on certificates of deposit	8,500	10,613	9,025	27,792	31,631
Interest expense on interest-bearing deposits	10,685	12,079	10,676	33,096	35,976
Core deposit intangible amortization	483	471	487	1,456	1,386
Net income - community bank segment	$4,181	$5,528	$4,245	$12,108	$16,619
Net income - mortgage segment	75	(171)	88	133	(473)
Key Performance Ratios
Return on average assets (ROA)	0.71%	0.97%	0.74%	0.70%	1.01%
Return on average equity (ROE)	7.87%	10.32%	8.10%	7.61%	10.59%
Efficiency ratio	68.47%	70.14%	72.89%	72.10%	71.06%
Efficiency ratio - community bank segment	65.52%	66.40%	69.77%	68.95%	67.21%
Net interest margin (FTE)	3.89%	4.07%	3.92%	3.89%	4.12%
Yields on earning assets (FTE)	6.42%	7.49%	6.48%	6.60%	7.49%
Cost of interest-bearing liabilities (FTE)	2.91%	3.99%	2.96%	3.12%	3.95%
Noninterest expense less noninterest income / average assets	1.83%	2.12%	2.12%	2.04%	2.18%
Per Share Data
Earnings per share, basic	$0.32	$0.40	$0.32	$0.91	$1.21
Earnings per share, diluted	0.31	0.40	0.32	0.91	1.20
Cash basis earnings per share, diluted	0.34	0.42	0.35	0.98	1.27
Cash dividends paid	0.185	0.185	0.185	0.555	0.540
Market value per share	24.00	22.71	14.89	24.00	22.71
Book value per share	15.82	15.59	15.81	15.82	15.59
Tangible book value per share	10.90	10.46	10.84	10.90	10.46
Price to earnings ratio, diluted	19.46	14.31	11.57	19.74	14.15
Price to book value ratio	1.52	1.46	0.94	1.52	1.46
Weighted average shares outstanding, basic	13,482,030	13,350,143	13,469,589	13,466,009	13,329,797
Weighted average shares outstanding, diluted	13,536,670	13,420,199	13,506,929	13,511,178	13,415,537
Shares outstanding at end of period	13,523,136	13,388,789	13,503,853	13,523,136	13,388,789
Financial Condition
Assets	$2,448,165	$2,219,032	$2,395,930	$2,448,165	$2,219,032
Loans, net of unearned income	1,865,667	1,683,742	1,823,706	1,865,667	1,683,742
Earning Assets	2,213,682	1,985,891	2,147,877	2,213,682	1,985,891
Goodwill	56,474	56,075	56,474	56,474	56,075
Core deposit intangibles, net	10,094	12,407	10,577	10,094	12,407
Deposits	1,814,160	1,662,341	1,786,847	1,814,160	1,662,341
Stockholders’ equity	213,949	208,251	213,475	213,949	208,251
Tangible equity	147,381	139,769	146,424	147,381	139,769

	Three Months Ended			Nine Months Ended
	09/30/08	09/30/07	06/30/08	09/30/08	09/30/07
Averages
Assets	$2,391,010	$2,190,166	$2,345,698	$2,349,589	$2,135,837
Loans, net of unearned income	1,840,979	1,657,002	1,794,443	1,801,561	1,612,018
Loans held for sale	24,682	21,350	31,021	26,398	21,774
Securities	289,784	276,537	287,234	286,934	273,432
Earning assets	2,161,566	1,960,836	2,116,639	2,120,535	1,913,214
Deposits	1,779,414	1,637,453	1,738,866	1,734,603	1,645,690
Certificates of deposit	915,349	888,862	922,909	922,810	895,770
Interest-bearing deposits	1,505,718	1,353,293	1,461,568	1,461,987	1,364,004
Borrowings	378,126	327,515	372,073	380,220	268,436
Interest-bearing liabilities	1,883,844	1,680,808	1,833,641	1,842,207	1,632,440
Stockholders’ equity	215,040	205,848	215,223	214,904	203,796
Tangible equity	148,235	141,307	147,937	147,620	140,365
Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$21,650	$18,353	$20,452	$19,336	$19,148
Add: Recoveries	60	23	88	227	238
Less: Charge-offs	957	252	566	2,086	717
Add: Provision for loan losses	3,667	432	1,676	6,943	(113)
Ending balance of allowance for loan losses	$24,420	$18,556	$21,650	$24,420	$18,556
Allowance for loan losses / total outstanding loans	1.31%	1.10%	1.19%	1.31%	1.10%
Nonperforming Assets
Nonaccrual loans	$15,848	$8,307	$12,135	$15,848	$8,307
Other real estate and foreclosed properties	1,293	217	781	1,293	217
Total nonperforming assets	17,141	8,524	12,916	17,141	8,524
Loans > 90 days and still accruing	2,738	1,439	2,481	2,738	1,439
Total nonperforming assets and loans > 90 days and still accruing	$19,879	$9,963	$15,397	$19,879	$9,963
Nonperforming assets / total outstanding loans	0.92%	0.51%	0.71%	0.92%	0.51%
Allowance for loan losses / nonperforming assets	142.47%	217.69%	167.62%	142.47%	217.69%
Other Data
Mortgage loan originations	$103,948	$87,861	$126,916	$339,919	$280,675
% of originations that are refinances	28.50%	33.51%	36.30%	39.20%	41.11%
End of period full-time employees	679	675	705	679	675
Number of full-service branches	58	57	58	58	57
Number of community banks (subsidiaries)	4	5	4	4	5
Number of full automatic transaction machines (ATM’s)	150	144	147	150	144
Alternative Performance Measures (1)
Net income	$4,255	$5,357	$4,333	$12,240	$16,146
Plus: Core deposit intangible amortization, net of tax	314	306	317	946	901

Cash basis operating earnings	$4,569	$5,663	$4,650	$13,186	$17,047

Average assets	$2,391,010	$2,190,166	$2,345,698	$2,349,589	$2,135,837
Less: Average goodwill	56,474	52,975	56,474	56,474	51,659
Less: Average core deposit intangibles	10,331	11,566	10,812	10,810	11,772

Average tangible assets	$2,324,205	$2,125,625	$2,278,412	$2,282,305	$2,072,406

Average equity	$215,040	$205,848	$215,223	$214,904	$203,796
Less: Average goodwill	56,474	52,975	56,474	56,474	51,659
Less: Average core deposit intangibles	10,331	11,566	10,812	10,810	11,772

Average tangible equity	$148,235	$141,307	$147,937	$147,620	$140,365

Cash basis earnings per share, diluted	$0.34	$0.42	$0.35	$0.98	$1.27
Cash basis return on average tangible assets	0.78%	1.06%	0.82%	0.77%	1.10%
Cash basis return on average tangible equity	12.26%	15.90%	12.64%	11.93%	16.24%

(1)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	September 30, 2008	December 31, 2007	September 30, 2007
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$49,848	$54,716	$45,712
Interest-bearing deposits in other banks	960	662	1,238
Money market investments	180	303	192
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	30,937	—	732

Total cash and cash equivalents	84,523	58,279	50,472

Securities available for sale, at fair value	290,357	282,699	276,672

Loans held for sale	22,983	25,248	20,717

Loans, net of unearned income	1,865,667	1,747,820	1,683,742
Less allowance for loan losses	24,420	19,336	18,556

Net loans	1,841,247	1,728,484	1,665,186

Bank premises and equipment, net	77,127	75,741	75,398
Other real estate owned	1,293	694	217
Core deposit intangibles, net	10,094	11,550	12,407
Goodwill	56,474	56,474	56,075
Other assets	64,067	62,228	61,888

Total assets	$2,448,165	$2,301,397	$2,219,032

LIABILITIES
Noninterest-bearing demand deposits	$284,940	$281,405	$286,675
Interest-bearing deposits:
NOW accounts	217,223	217,809	205,063
Money market accounts	272,830	156,576	162,183
Savings accounts	99,897	100,885	107,232
Time deposits of $100,000 and over	410,035	453,243	446,401
Brokered Certificates of Deposit	81,729	—	—
Other time deposits	447,506	449,660	454,787

Total interest-bearing deposits	1,529,220	1,378,173	1,375,666

Total deposits	1,814,160	1,659,578	1,662,341

Securities sold under agreements to repurchase	66,966	82,049	70,493
Other short-term borrowings	70,000	200,837	129,700
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	204,500	69,500	69,500
Other liabilities	18,280	17,041	18,437

Total liabilities	2,234,216	2,089,315	2,010,781

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 13,523,135 shares, 13,438,334 shares, and 13,388,789 shares, respectively.	17,988	17,879	17,813
Surplus	42,297	40,758	39,693
Retained earnings	155,387	152,238	151,104
Accumulated other comprehensive income (loss)	(1,723)	1,207	(359)

Total stockholders’ equity	213,949	212,082	208,251

Total liabilities and stockholders’ equity	$2,448,165	$2,301,397	$2,219,032

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Interest and dividend income:
Interest and fees on loans	$30,437	$32,530	$91,426	$94,022
Interest on Federal funds sold	5	221	34	606
Interest on deposits in other banks	8	20	22	47
Interest on money market investments	—	1	1	3
Interest on other interest-bearing deposits	7	34	47	103
Interest and dividends on securities:
Taxable	2,220	2,230	6,797	6,735
Nontaxable	1,335	1,215	3,863	3,491

Total interest and dividend income	34,012	36,251	102,190	105,007

Interest expense:
Interest on deposits	10,685	12,078	33,096	35,977
Interest on Federal funds purchased	114	432	378	1,000
Interest on short-term borrowings	661	2,256	3,698	4,223
Interest on long-term borrowings	2,298	2,137	5,811	7,078

Total interest expense	13,758	16,903	42,983	48,278

Net interest income	20,254	19,348	59,207	56,729
Provision for (recapture of) loan losses	3,667	432	6,943	(113)

Net interest income after provision for loan losses	16,587	18,916	52,264	56,842

Noninterest income:
Service charges on deposit accounts	2,405	1,947	6,854	5,590
Other service charges, commissions and fees	1,804	1,525	4,985	4,526
Gains on securities transactions, net	1	93	29	601
Gains on sales of loans	2,790	2,024	8,967	6,500
Gains (losses) on sales of other real estate and bank premises, net	1,737	317	1,872	308
Other operating income	376	376	1,410	1,178

Total noninterest income	9,113	6,282	24,117	18,703

Noninterest expenses:
Salaries and benefits	11,046	9,230	33,385	28,787
Occupancy expenses	1,755	1,560	5,182	4,373
Furniture and equipment expenses	1,242	1,213	3,739	3,510
Other operating expenses	6,066	5,975	17,770	16,933

Total noninterest expenses	20,109	17,978	60,076	53,603

Income before income taxes	5,591	7,220	16,305	21,942
Income tax expense	1,336	1,863	4,065	5,796

Net income	$4,255	$5,357	$12,240	$16,146

Earnings per share, basic	$0.32	$0.40	$0.91	$1.21

Earnings per share, diluted	$0.31	$0.40	$0.91	$1.20

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended September 30,
	2008			2007			2006
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$176,959	$2,220	4.99%	$171,600	$2,230	5.16%	$196,351	$2,619	5.29%
Tax-exempt	112,825	2,053	7.24%	104,937	1,869	7.07%	94,966	1,725	7.21%

Total securities	289,784	4,273	5.87%	276,537	4,099	5.88%	291,317	4,344	5.92%
Loans, net (2) (3)	1,840,979	30,231	6.53%	1,657,002	32,292	7.73%	1,519,694	29,171	7.62%
Loans held for sale	24,682	379	6.10%	21,350	352	6.53%	25,531	430	6.68%
Federal funds sold	1,661	5	1.20%	1,674	221	5.59%	8,288	520	5.61%
Money market investments	124	—	0.01%	216	1	2.17%	203	2	3.67%
Interest-bearing deposits in other banks	1,738	8	1.88%	1,459	21	5.61%	1,722	25	5.81%
Other interest-bearing deposits	2,598	7	1.01%	2,598	34	5.26%	2,598	34	5.24%

Total earning assets	2,161,566	34,903	6.42%	1,960,836	37,020	7.49%	1,849,353	34,526	7.41%

Allowance for loan losses	(22,125)			(18,361)			(18,815)
Total non-earning assets	251,569			247,691			223,063

Total assets	$2,391,010			$2,190,166			$2,053,601

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$215,675	341	0.63%	$201,803	330	0.65%	$200,591	211	0.42%
Money market savings	272,513	1,701	2.48%	157,729	935	2.35%	166,633	942	2.24%
Regular savings	102,181	143	0.56%	104,899	201	0.76%	117,297	271	0.92%
Certificates of deposit:
$100,000 and over	419,448	3,895	3.69%	443,292	5,537	4.96%	402,793	4,770	4.70%
Under $100,000	495,901	4,605	3.69%	445,570	5,076	4.52%	412,867	4,308	4.14%

Total interest-bearing deposits	1,505,718	10,685	2.82%	1,353,293	12,079	3.54%	1,300,181	10,502	3.20%
Other borrowings	378,126	3,074	3.23%	327,515	4,825	5.84%	251,470	3,902	6.16%

Total interest-bearing liabilities	1,883,844	13,759	2.91%	1,680,808	16,904	3.99%	1,551,651	14,404	3.68%

Noninterest-bearing liabilities:
Demand deposits	273,696			284,160			296,715
Other liabilities	18,430			19,350			13,907

Total liabilities	2,175,970			1,984,318			1,862,273
Stockholders’ equity	215,040			205,848			191,328

Total liabilities and stockholders’ equity	$2,391,010			$2,190,166			$2,053,601

Net interest income		$21,144			$20,116			$20,122

Interest rate spread (4)			3.51%			3.50%			3.73%
Interest expense as a percent of average earning assets			2.53%			3.42%			3.09%
Net interest margin			3.89%			4.07%			4.32%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.

(2)	Nonaccrual loans are included in average loans outstanding.

(3)	Foregone interest on previously charged off credits of $350 thousand has been excluded for 2006.

(4)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Nine Months Ended September 30,
	2008			2007			2006
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$177,184	$6,797	5.12%	$174,069	$6,735	5.17%	$186,806	$7,337	5.25%
Tax-exempt	109,750	5,943	7.23%	99,363	5,370	7.23%	87,196	4,789	7.34%

Total securities	286,934	12,740	5.93%	273,432	12,105	5.92%	274,002	12,126	5.92%
Loans, net (2) (3)	1,801,561	90,751	6.73%	1,612,018	93,351	7.74%	1,467,932	81,935	7.46%
Loans held for sale	26,398	1,104	5.59%	21,774	1,012	6.21%	26,272	1,287	6.55%
Federal funds sold	1,615	34	2.81%	2,017	606	5.53%	8,167	838	5.19%
Money market investments	170	1	0.47%	209	3	2.04%	136	3	3.07%
Interest-bearing deposits in other banks	1,259	22	2.31%	1,166	47	5.41%	1,146	44	5.09%
Other interest-bearing deposits	2,598	47	2.41%	2,598	103	5.33%	2,598	93	4.85%

Total earning assets	2,120,535	104,699	6.60%	1,913,214	107,227	7.49%	1,780,253	96,326	7.23%

Allowance for loan losses	(20,833)			(18,589)			(18,232)
Total non-earning assets	249,887			241,212			205,659

Total assets	$2,349,589			$2,135,837			$1,967,680

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$220,627	1,077	0.65%	$205,340	$982	0.64%	$202,286	593	0.39%
Money market savings	216,255	3,776	2.33%	157,913	2,737	2.32%	175,772	2,948	2.24%
Regular savings	102,295	451	0.59%	104,981	626	0.80%	119,266	821	0.92%
Certificates of deposit:
$100,000 and over	436,229	13,315	4.08%	445,762	16,477	4.94%	371,957	12,304	4.42%
Under $100,000	486,581	14,477	3.97%	450,008	15,154	4.50%	395,218	11,369	3.85%

Total interest-bearing deposits	1,461,987	33,096	3.02%	1,364,004	35,976	3.53%	1,264,499	28,035	2.96%
Other borrowings	380,220	9,888	3.47%	268,436	12,300	6.13%	220,022	8,988	5.46%

Total interest-bearing liabilities	1,842,207	42,984	3.12%	1,632,440	48,276	3.95%	1,484,521	37,023	3.33%

Noninterest-bearing liabilities:
Demand deposits	272,616			281,686			281,310
Other liabilities	19,862			17,915			13,332

Total liabilities	2,134,685			1,932,041			1,779,163
Stockholders’ equity	214,904			203,796			188,517

Total liabilities and stockholders’ equity	$2,349,589			$2,135,837			$1,967,680

Net interest income		$61,715			$58,951			$59,303

Interest rate spread (4)			3.48%			3.54%			3.90%
Interest expense as a percent of average earning assets			2.71%			3.37%			2.78%
Net interest margin			3.89%			4.12%			4.45%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.

(2)	Nonaccrual loans are included in average loans outstanding.

(3)	Foregone interest on previously charged off credits of $464 thousand has been excluded for 2006.

(4)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.